Exhibit 99.2
TELULAR CORPORATION
Moderator: Mike Boyle
April 26, 2007
10:00 a.m. CDT

Operator:	Good morning ladies and gentlemen and welcome to Telular Corporation’s conference call to discuss operating results for the second quarter ended March 31, 2007. At this time all participants are in a listen only mode.

Later we will conduct a question and answer session and instructions will follow at that time. If anyone should require operator assistance during the call please press star 0 on your touchtone phone.

If you should disconnect please dial 800-240-2430 to be reconnected. As a reminder ladies and gentlemen this conference is being recorded.

By now everyone should have received a copy of the company’s press release sent out this morning. If you need a copy of the press release please contact The Blueshirt Group at 415-217-7722.

On the line with us today from Telular’s management are Mike Boyle, President and Chief Executive Officer, Jeff Herrmann, Executive VP, Chief Operating Officer and Chief Financial Officer, as well as, Joe Beatty, Chief Financial Officer elect.

We are going to begin the call with opening remarks from management and then we’ll open up the lines for the question and answer session.

Before we begin I would like to turn your attention to the fact that forward looking statements may be made during the course of the call and certain factors may cause actual results or performance to differ materially from what is implied by these forward looking statements. Please refer to the company’s 10K and other periodic filings with the Securities and Exchange Commission for a discussion of these factors.

And finally this conference is scheduled to last no more than 60 minutes including questions, so in the Q&A session please limit your questions to be courteous to the other callers who may want to ask a question.

At this point I would like to turn the call over to Mister Mike Boyle.

Mike:	Thank you. Good morning ladies and gentlemen. Welcome to Telular’s conference call to discuss financial results for the second quarter of 2007. We had a solid second quarter, as we grew our Telguard and Terminal revenue while at the same time improving our overall operating performance.

In the second quarter, we continued to focus on our higher value Telguard business, where we experienced a steady uptake for our products, and sales increased 257% over last year. Importantly, Telguard service revenue increased 59% over the prior year period and we added 42,000 new subscribers to our service network. It is notable that our solid performance was in advance of any impact from analog to digital conversion.

This quarter, we further strengthened our operating model by growing that portion of our top-line which is derived from recurring revenue services. This is a key contributor to gross margins being 10 percentage points over the prior year period. We also made meaningful improvements to our balance sheet by generating substantial positive cash flow from operations, which was used to eliminate all outstanding debt.

The second quarter demonstrates the strong progress we have made in focusing our resources and investments on the Telguard and Terminal business and transforming the phone business into a cash generating segment. We are starting to reap the benefits of our strategy, as we remain well positioned in our markets and are on track to reach profitability in the third quarter of 2007.

I am going to go into more detail a bit later on in the call but right now I want to turn your attention to the financial statements for the quarter. Before I ask Jeff Herrmann to review the numbers, I would like to introduce Joe Beatty, our CFO-elect. Most recently, Joe was the CEO of Concourse Communications Group, a privately-held company that built and operated wireless networks at airports and other large venues. Joe sold Concourse to Boingo Wireless last summer and gave his investors a successful exit. Prior to that, Joe was a co-founder and the CFO of Focal Communications. Focal was a startup competitive local exchange carrier that is now part of Level 3 Communications.

Joe:	Good morning everyone, I look forward to the call today and to speaking with you more in the future

Mike:	And now Jeff Herrmann will deliver his 40th and final review of our quarterly financial results. Jeff?

Jeff:	Thank you Mike. Let me add my welcome to everyone who has joined us today. I’ll start with our statement of operations beginning with a review of revenues.

We reported total revenue of $21.0 million for the second quarter compared to $23.4 million last year. Fixed Cellular Terminal segment revenues increased 12% sequentially and 122% over last year to $16.3 million. Within the segment, Telguard product sales increased modestly from the first quarter and 257% over last year to $8.5 million while service revenue increased 12% sequentially and 59% from last year to $4.2 million. Other terminal sales increased to $3.6 million; rising 46% sequentially and 55% over last year.

As expected, second quarter Fixed Cellular Phone revenues of $4.6 million declined from $8.1 million in the first quarter of 2007 and from $17.0 million in the prior year. Importantly, we are generating significant positive cash from our refocused initiatives in this segment that was used in the second quarter to pay down balances from suppliers and our bank.

Turning to gross margin — we improved overall gross margins 10 percentage points to 26%, from 16% reported in the second quarter of 2006. Gross margins were relatively flat with the prior quarter notwithstanding a $600,000 increase in inventory provisions. Our FCT gross margins remained solid at 32% while phone margins were 7%.

Second quarter operating expenses of $7.4 million increased from $6.0 million last year. This was primarily due to the increased Telguard selling expenses and increased amortization expenses related to the acquisition of the Fixed Wireless business of CSI Wireless purchased in May of 2006. Looking ahead to next quarter, we expect amortization expense to decrease to approximately $500,000.

We reported a second quarter net loss of $1.8 million, or $0.10 per share, compared to a net loss of $2.1 million, or $0.12 per share, in the first quarter of 2007 and a net loss of $1.9 million, or $0.12 per share, in the prior year period. Net loss this quarter was impacted by increased amortization expenses of $1 million, $600,000 in inventory valuation reserves and $200,000 in force reduction charges.

Now let’s take a brief look at our balance sheet and cash. I am pleased to report the Company generated $5.8 million of cash from operations during the first six months of fiscal year 2007, compared to cash used of $6.1 million during the same period of fiscal year 2006, an improvement of $11.9 million. As of March 31, 2007, our balance sheet shows free cash of $8.0 million; net working capital of $27.9 million; and no debt compared to $7.8 million of free cash; $27.4 million of net working capital; and $3.5 million of debt reported at the end of last quarter.

This concludes the summary of financial results for the second quarter ended March 31, 2007. Now I’ll turn the call back over to Mike for additional comments.

Mike:	Thank you Jeff. We had solid second quarter results, reporting strong revenue growth from our higher value Terminal and Telguard business and improved overall operating performance. We are executing on track and believe that we are well positioned to drive future growth and profitability.

I am excited about the direction of our company and the ripe market opportunity for our advanced line of products. First, let me give you an update on our Telguard and Terminal business and then I will discuss a handful of exciting new products, review our focus and highlight key future initiatives.

Our Telguard products continue to dominate in the residential cellular security market. We are uniquely positioned in that we are the only company that works on all the major different technology platforms used by security companies. Our lower cost digital products are increasing market penetration and we currently believe that we have 65% of the cellular alarm communication market share. Additionally, our robust distribution channels and customer service position us for continued success and leadership in this market.

We believe that the FCC mandate for conversion by February 18th of 2008 is inevitable, but we have still not seen the conversion from analog to digital solutions that we had expected — in fact, we estimate that less than 10% of our sales are driven by replacement. And, while the FCC mandate has not yet been a factor on sales, we expect it to be an increasing factor over the next 12 months.

Currently, industry estimates state that 1 million analog units need to be converted. On April 16th, USA Today reported that FCC Chairman Kevin Martin is recommending the agency deny a petition by the alarm industry to delay the shutdown for another two years. We believe that most commissioners are likely to support Martin, since the alarm firms have already had five years to upgrade subscriber equipment. As further evidence, we are experiencing a lot more inquiry on the subject from our customers.

Therefore, we expect sales of Telguard will be accelerated as the Sunset Clause approaches but at the same time our rate of growth may be limited by supply chain lead times if new demand comes all at once. We now expect $53- $54 million in sales for Telguard during fiscal 2007; representing nearly 250% year over year growth.

During the quarter we sold approximately 45,000 Telguard units and added over 42,000 subscribers to our service network. In the first 6 months, we have now activated over 86,000 new subscribers. We are focused on building this steady stream of revenues and continuing to grow new subscribers every quarter.

During the quarter, we released a new portfolio of UL-Listed, Telguard Digital solutions. By installing our patented technology, alarm companies can provide primary and back-up alarm communication solutions for residential-VoIP, small business, financial, commercial and fire system markets over the nationwide GSM digital cellular network.

We are also exploring new applications that require monitoring and reporting from a central facility — we call these Event Monitoring applications. The potential for the Event Monitoring market is substantial and we can easily transport the Telguard solution and increase our base of subscribers. As we make progress in Event Monitoring we will continue to give you updates.

The revenue growth in our Telguard business is being complemented by the growth in our wireless terminal segment. This quarter, wireless terminal sales increased 59% year over year to $4.2 million. The growth of this market is being driven by the strong demand for data connectivity over cellular networks in developing countries. We are succeeding in leveraging our long term relationships with our phone customers to help drive terminal sales. Additionally, we are encountering a number of new opportunities and applications using the 3G networks to lower costs for network operators and users, and provide innovative solutions for businesses to ensure business continuity. Specifically, we are excited about the growth opportunities in the enterprise, SOHO, government and residential customer segments worldwide.

To further grow in this market, during the quarter we announced the expansion of our cellular communicator products with the SX7T HSDPA/UMTS Data, Voice and Fax terminal. The SX7T enables businesses and consumers to utilize the advanced mobile broadband networks for more feature-rich services and content with maximum flexibility and options.

Furthermore, we have begun to market the Wireless PATH™ SX7T series CDMA and HSDPA/UMTS Data, Voice and Fax terminals. The wireless PATH allows customers to use cellular networks instead of conventional wired networks to transport voice, high-speed data and fax.

As expected, sales were down in our phone business as we continue executing on our plan to generate cash from this segment.

Looking ahead, we have leading market share in a fast growing security market that has a number of key drivers increasing demand. We are making targeted investments to quickly develop new products and expand our addressable market.

In conclusion, we are executing our plan to accelerate the growth of our Telguard and Terminal business while generating cash from the phone business. As the FCC mandate approaches, we believe we have the right portfolio of advanced digital solutions available. We have a clear strategy in place and remain on track to achieve profitability in the third quarter. I look forward to keeping you updated on our progress and developments in our industry throughout the coming months.

With that I would like to turn it over to the operator to coordinate questions that you might have.

Operator:	Thank you. At this time I would like to inform everyone if you would like to ask a question please press star then the number 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster.

Mike:	I just wanted to again thank everybody for participating with us today. You know, as we indicated in our remarks earlier that we are really excited about the direction of our business, particularly as we look at the Telguard and Terminal market opportunity.

We continue to execute on our new strategy and remain focused on returning this company to profitability.

Thank you very much.

Operator:	This concludes today’s conference. You may now disconnect.
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